UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA	91320
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 23, 2014, Ceres, Inc. (the “Company”) received approval from The Nasdaq Stock Market LLC (“Nasdaq”) to transfer the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market. This transfer will be effective at the opening of business on October 27, 2014. The Company's common stock will continue to trade under the symbol "CERE." The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market and listed companies must meet certain financial requirements and comply with Nasdaq's corporate governance requirements.

As previously reported, the Company was notified by Nasdaq on April 28, 2014, that it no longer satisfied the minimum bid price requirement for continued listing of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In anticipation of not meeting the minimum bid price requirement by the end of its initial 180-day grace period, which will end on October 27, 2014, the Company applied to transfer the listing of its stock to The Nasdaq Capital Market. The transfer provides the Company with an additional 180-day grace period to regain compliance with the Nasdaq’s minimum bid price requirement. In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the 180-day grace period, which will end on April 27, 2015. If the Company fails to regain compliance during this grace period, the Company’s common stock will be subject to delisting by Nasdaq. The Company has provided written notice of its intention to cure the minimum bid price deficiency during the second grace period by effecting a reverse stock split if necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: October 24, 2014	By:	/s/ Paul Kuc
	Name:	Paul Kuc
	Title:	Chief Financial Officer